Exhibit 5.1

November 27, 2024

American International Group, Inc.,

1271 Avenue of the Americas,

New York, New York 10020.

Ladies and Gentlemen:

In connection with the several purchases today by the Underwriters named in Schedule I to the Underwriting Agreement, dated November 20, 2024 (the “Underwriting Agreement”), among American International Group, Inc., a Delaware corporation (the “Company”), and Mizuho Securities USA LLC, Morgan Stanley & Co. International plc and SMBC Nikko Securities America, Inc., as representatives of the several Underwriters named therein, of ¥77,100,000,000 aggregate principal amount of the Company’s 1.580% Notes Due 2028 (the “2028 Notes”), ¥10,300,000,000 aggregate principal amount of the Company’s 1.757% Notes Due 2029 (the “2029 Notes”) and ¥12,600,000,000 aggregate principal amount of the Company’s 2.137% Notes Due 2034 (the “2034 Notes” and, together with the 2028 Notes and the 2029 Notes, the “Securities”), issued pursuant to the Indenture, dated as of October 12, 2006, as supplemented by the Fourth Supplemental Indenture, dated as of April 18, 2007, and the Eighth Supplemental Indenture, dated as of December 3, 2010 (as so supplemented, the “Base Indenture”), and as further supplemented by the Forty-Third Supplemental Indenture, dated as of November 27, 2024 (the “Forty-Third Supplemental Indenture”), the Forty-Fourth Supplemental Indenture, dated as of November 27, 2024 (the “Forty-Fourth Supplemental Indenture”), and the Forty-Fifth Supplemental Indenture, dated as of November 27, 2024 (the “Forty-Fifth Supplemental Indenture” and, together with the Forty-Third Supplemental Indenture, the Forty-Fourth Supplemental Indenture and the Base Indenture, the “Indenture”), each between the Company and The Bank of New York Mellon, as Trustee (the “Trustee”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

American International Group, Inc.	-2-

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

We note that, as of the date of this opinion, a judgment for money in an action based on the Securities in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of Japanese yen into United States dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Security would be required to render such judgment in Japanese yen, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Securities conform to the respective specimens thereof examined by us, that the Trustee’s certificates of authentication of the Securities have been signed by one of the Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on the date hereof, relating to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP